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                                                                    EXHIBIT 99.1

PRESS RELEASE

DATE:      June 18, 2007

CONTACT: Russell Breeden, III, Chairman, Chief Executive Officer and President Blue River Bancshares, Inc.
           (317) 398-9721

               BLUE RIVER BANCSHARES, INC. ANNOUNCES ENTRY INTO AN
                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         Shelbyville, IN, June 18, 2007 -- Blue River Bancshares, Inc. (NASDAQ:
BRBI), headquartered in Shelbyville, Indiana, announced today that it has entered into an agreement to amend the Agreement and Plan of Reorganization, dated September 18, 2006, by and between the Company and FirstAtlantic Financial Holdings, Inc.

         Under the terms of the amendment, Blue River and FirstAtlantic have agreed to extend the date after which either party may terminate the Agreement and Plan of Reorganization from June 30, 2007 until July 15, 2007 and for up to four (4) additional one-week periods. FirstAtlantic Financial Holdings has agreed to pay Blue River, in consideration for each such one-week extension, an amount equal to $25,000. One-half of each such payment will be credited by Blue River against the purchase price under the Agreement and Plan of Reorganization.

         Further, in consideration for Blue River's agreeing to the extensions, the parties have agreed that $500,000 of earnest money provided for in the Agreement and Plan of Reorganization shall immediately be fully non-refundable and shall be disbursed in full to Blue River. The earnest money shall still be applied to the purchase price, however.

         The sale of the charter of Paramount Bank which is the subject of the Agreement and Plan of Reorganization remains subject to approval by regulatory authorities and other contingencies and conditions which are customary in a transaction of this nature.

         Russell Breeden, III, Chairman, Chief Executive Officer and President of Blue River said, "In spite of this delay in closing the transaction, I remain excited about the opportunities that will arise from the sale of the charter of Paramount Bank. In light of the surrounding circumstances, the compensation that we will receive for the extensions is fair."

         The sale of the charter of Paramount Bank contemplated by the Agreement and Plan of Reorganization is expected to close in the third quarter of 2007.

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SAFE HARBOR STATEMENT

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties, which may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are: (1) failure to obtain necessary financing for the transactions by FirstAtlantic, (2) failure to obtain necessary regulatory approval of the transactions, (3) necessary conditions in the agreement not being satisfied, and (4) the occurrence or existence of any facts or circumstances which would allow any party to the agreement to terminate the agreement. Blue River's actual results, performance and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in reports filed with the Securities and Exchange Commission and other regulatory authorities.